Exhibit 99.1
Statement of the Board of Directors of First Carolina Investors, Inc.
Dated: February 24, 2011
In a meeting of the Board of Directors (the “Board”) of First Carolina Investors, Inc. (the “Company”) on February 23, 2011, the Board requested the Company’s management to contact outside counsel to prepare for the Board’s consideration a proposal exploring the options of winding down and liquidating the Company. Such proposal would be subject to approval by the Board and the Company’s shareholders before any final action would be taken. The Board did not set a schedule for consideration of any such proposal.